Exhibit 2.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of July 29, 2009 by and among Bay Acquisition Corp., f/k/a SecureLogic Corp., a Nevada corporation (“SecureLogic” or the “Purchaser”), Zhejiang LeDi Electronic Technology Co., Ltd., a People’s Republic of China (“PRC”) corporation (“LeDi Electronic”), Hong Kong Bestron Group Limited (“Bestron”), a Hong Kong corporation, Hero Horse Limited, a Samoan corporation (“Hero Horse”) and Max Yang (the “Stockholder”).

RECITALS

A.           WHEREAS, the Stockholder owns all of the issued and outstanding capital stock of Hero Horse (the “Hero Horse Stock”).

B.           WHEREAS, Hero Horse owns all of the issued and outstanding capital stock of Bestron (the “Bestron Stock”).

C.           WHEREAS, Bestron owns all of the issued and outstanding capital stock of LeDi Electronic (the “LeDi Electronic Stock”) (collectively, the Stockholder, Hero Horse, LeDi Electronic and Bestron shall be referred to herein as the “Seller”).

D.           WHEREAS, subject to the terms and conditions set forth herein, the Stockholder wishes to sell to Purchaser and Purchaser desires to purchase from the Stockholder all of the Hero Horse Stock for the purchase price set forth below.

E.           WHEREAS, immediately prior to the closing of the transaction contemplated herein, Hero Horse will complete a private placement in an amount of not less than $5,000,000 less customary placement agent fees and expenses.

AGREEMENT

In consideration of the terms hereof, the parties hereto agree as follows:

ARTICLE I - PURCHASE AND SALE OF STOCK;
PRIVATE PLACEMENT

1.1           Purchase and Sale of Stock

Subject to the terms and conditions hereof, on the Closing Date (as defined below), the Stockholder shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from the Stockholder (the “Transaction”), all of the issued and outstanding common shares of Hero Horse.

1.2           The Closing

The closing of this Agreement (the “Closing”) shall occur on August 15, 2009 (the “Closing Date”) at 10:00 a.m. local time at the offices of Cyruli Shanks Hart & Zizmor, LLP, or such other time or location as the parties hereto shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or the Operative Documents (as defined in Section 2.3 hereof) or otherwise.

1.3           Purchase Price

Subject to the terms and conditions of this Agreement, the total purchase price for the Hero Horse Stock (the “Purchase Price”) shall be 228,887 newly issued shares of Purchaser’s Series A Preferred Stock, par value $.001 per share (the "Consideration Shares") (the “Purchase Price Schedule”), subject to adjustment as set forth in Section 1.4 below.  Each share of Series A Preferred Stock shall be entitled to vote together with shareholders of common stock of Purchaser on all matters and each share of Series A Preferred Stock shall have the equivalent voting rights of 1,000 shares of common Stock.  Further, each share of Series A Preferred Stock shall be convertible, at the option of the holder into 1,000 shares of Purchaser Common Stock.

At the Closing, the Stockholder shall place or cause to be placed 45,778 shares of the Consideration Shares (the “Performance Shares”) into escrow for a period of up to two (2) years with Sichenzia Ross Friedman Ference LLP, as escrow agent, to be released to either the Stockholder or Purchaser for cancellation as described below and pursuant to an escrow agreement to be executed between the parties.

1.4           Purchase Price Adjustment/Performance Threshold

The Purchase Price set forth in Section 1.3 above shall be subject to adjustment as follows based upon the financial performance of LeDi Electronic during years ended September 30, 2009 and 2010 (the “Performance Thresholds”).

A.  2009 Performance Threshold.  LeDi Electronic shall endeavor to achieve revenue for the year ended September 30, 2009 of at least $88,800,000 (the “2009 Performance Threshold”) as reported in its 2009 audited financial statements.  In the event that LeDi Electronic achieves at least 90% ($79,920,000) or more of the 2009 Performance Threshold, 22,889 of the Performance Shares shall be returned forthwith to the Stockholder.  In the event that LeDi Electronic achieves at least 80% ($71,040,000) but less than 90% ($79,920,000) of the 2009 Performance Threshold, then 11,444 of the Performance Shares will be returned forthwith to the Stockholder and the remaining 11,445 Performance Shares will be returned to Purchaser for cancellation.  In the event that LeDI Electronic achieves less than 80% of the 2009 Performance Threshold, then 22,889 Performance Shares shall be returned to Purchaser for cancellation.

B.  2010 Performance Threshold.  LeDi Electronic shall endeavor to achieve revenue for the year ended September 30, 2010 of at least $144,000,000 (the “2010 Performance Threshold”) as reported in its 2010 audited financial statements.  In the event that LeDi Electronic achieves at least 90% ($129,960,000) or more of the 2010 Performance Threshold, 22,889 of the Performance Shares shall be returned forthwith to the Stockholder.   In the event that LeDi Electronic achieves at least 80% ($115,200,000) but less than 90% ($129,960,000) of the 2010 Performance Threshold, then 11,444 of the Performance Shares will be returned forthwith to the Stockholder and the remaining 11,445 Performance Shares will be returned to Purchaser for cancellation.  In the event that LeDI Electronic achieves less than 80% of the 2010 Performance Threshold, then 22,889 Performance Shares shall be returned to Purchaser for cancellation.

C.  Notwithstanding anything to the contrary contained in this Section 1.4, the 2009 Performance Threshold and the 2010 Performance Threshold shall be independent of each other and the Stockholder shall be entitled to earn all of the 22,889 of the Performance Shares allocated to the 2010 Performance Threshold regardless of whether any of the 22,889 Performance Shares allocated to the 2009 Performance Threshold were earned by the Stockholder.

1.5           Private Placement

It is contemplated by the parties that in connection with the Transaction and immediately prior to the Closing, Hero Horse shall conduct a private placement to accredited investors of Hero Horse common stock and warrants utilizing Channel Capital, LLC, a registered broker/dealer, as placement agent, in an amount of not less than Five Million ($5,000,000.00) Dollars and not greater than Ten Million ($10,000,000.00) Dollars (the “Private Placement”).

At the Closing, each share of Hero Horse common stock sold in the Private Placement shall be converted, pursuant to a separate agreement, into a maximum of 114,425,191 shares of Purchaser Common Stock (the “Investor Stock”) and each Hero Horse warrant shall be converted into 0.125 five year warrants to purchase Purchaser common stock (the “Investor Warrants”).  The Private Placement shall be conducted pursuant to a separate placement agent agreement between Hero Horse and Channel Capital, LLC, reasonably acceptable to the Purchaser and the Sellers and customary placement agent fees and expenses shall be deducted from the proceeds of the Private Placement.

1.6           Assistance in Consummation of the Purchase and Sale of Stock

The Sellers and Purchaser shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Transaction and the other transactions contemplated herein as soon as possible in accordance with the terms and conditions of this Agreement.

1.7           Tax and Accounting Consequences

It is intended by the parties hereto that the Transaction shall constitute a  reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

ARTICLE II - REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

As of the date of this Agreement and as of the Closing, Hero Horse, Bestron, LeDi Electronic and the Stockholder jointly and severally with each other, represent and warrant to Purchaser (which representations and warranties shall survive the Closing to the extent provided in Section 10.3 hereof) all as follows in this Article II:

2.1           Good Title

The Stockholder owns all of the issued and outstanding shares of Hero Horse Stock free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right or option. Hero Horse owns all of the issued and outstanding shares of Bestron Stock free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right or option.  Bestron owns all of the issued and outstanding shares of LeDi Electronic Stock free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right or option.

2.2           Organization, Good Standing

Each of the corporate Sellers is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of their respective jurisdictions of organization. Each of the Sellers has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on their respective businesses as presently conducted and to own, hold and operate their respective properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a material adverse effect upon its business, business prospects, assets, operations or financial condition (a “Material Adverse Effect”).

Each of the corporate Sellers has delivered or made available to Purchaser a true and correct copy of, as the case may be, Certificates of Incorporation, Memorandum and Articles of Association and/or other equivalent organizational documents, each as amended to date. None of the corporate Sellers is in material violation of any of the provisions of its respective Memorandum and Articles of Association, Bylaws or equivalent organizational documents. The organizational documents of each of the corporate Sellers are valid and subsisting and neither is in material violation or breach of any of the provisions of its organizational documents

2.3           Authorization

Each of the corporate Sellers has full corporate power and authority and the Stockholder has the full power, right and authority to enter into this Agreement and each of the documents to which it or he is a party in relation to the Transaction contemplated herein (collectively, the “Operative Documents”), and to carry out the Transaction. This Agreement is, and each Operative Document to which the Sellers are a party will be, on the Closing Date, duly executed and delivered by each of the Sellers, as applicable, and this Agreement is, and each Operative Document to which the Sellers are a party will be, on the Closing Date, a legal, valid and binding obligation of each, as applicable, enforceable against each of them in accordance with their respective terms of this Agreement and each such Operative Document, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

2.4           Authorized Capitalization

Hero Horse’s authorized capital stock consists solely of 1,000,000 share, par value $1.00 per share (“Hero Horse’s Common Stock”) of which 1,000,000 shares are issued and outstanding on the date of this Agreement and entirely held by the Stockholder.  All issued and outstanding shares of Hero Horse’s Common Stock are validly issued, fully paid and nonassessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate Hero Horse to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock.  There are no voting trusts or other agreements or understandings with respect to the capital stock of Hero Horse to which Hero Horse or the Stockholder are a party or by which the Stockholder or Hero Horse are bound.

Bestron’s authorized capital stock consists solely 100,000 shares, par value HK$1 per share (“Bestron Common Stock”) of which ___________ shares are issued and outstanding on the date of this Agreement and entirely held by Hero Horse.  All issued and outstanding shares of Bestron Common Stock are validly issued, fully paid and nonassessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate Bestron to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock.  There are no voting trusts or other agreements or understandings with respect to the capital stock of Bestron to which Bestron or Hero Horse are a party or by which the Bestron or Hero Horse are bound.

LeDi Electronic’s registered capital is US $7,000,000 (“LeDi  Registered Capital”) of which US $7,000,000 has been fully paid up. LeDi Electronic is a wholly foreign owned entity and the sole owner of all the equity interest in LeDi Electronic is Bestron.  There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate LeDi Electronic to increase its registered capital. There are no voting trusts or other agreements or understandings with respect to the capital stock of Bestron to which Bestron or LeDi Electronic are a party or by which Bestron or LeDi Electronic are bound.

2.5           Subsidiaries and Affiliates

A.  Hero Horse has no Subsidiaries except Bestron. Except for Bestron, Hero Horse does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

B.  Bestron has no Subsidiaries except LeDi Electronic. Except for LeDi Electronic, Bestron does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

C.  LeDi Electronic has no Subsidiaries and LeDi Electronic does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

As used in this Agreement, “Subsidiary”, when used in reference to any Person (as defined in Section 2.6 of this Agreement), shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such Person.

2.6           No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance of this Agreement and the Operative Documents by the Sellers and the consummation of the transactions contemplated hereby and thereby will not in any way which would result in a Material Adverse Effect, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to any of the Sellers, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a “Person”) (the consent of all such Persons to be duly obtained by the Sellers at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which any of the Sellers is a party or by which either of them is bound or to which any of their assets are subject, (d) result in the creation of any lien or encumbrance upon the assets of any of the Sellers or upon any of the capital stock of any of the Sellers except as otherwise provided in this Agreement, in particular, with regard to the deposit of Performance Shares by the Stockholder in the escrow account in Sections 1.3 and 1.4 above, (e) conflict with or result in a breach of or constitute a default under any provision of any organizational documents of any of the corporate Sellers, or (f) invalidate or materially adversely affect any permit, license, authorization or status used in the conduct of the business of the corporate Sellers.

2.7           Financial Statements

Hero Horse has delivered to Purchaser, prior to the Closing, its consolidated audited financial statements including a balance sheet, statement of operations and comprehensive income, statements of cash flows and statements of shareholder equity of Hero Horse, Bestron and LeDi Electronic, together with the related notes thereto for the 12-month periods ending September 30, 2008 and 2007 (collectively, the “Audited Financial Statements”).  The Audited Financial Statements are complete and correct in all material respects and fairly present the financial condition of the corporate Sellers as of the dates thereof and the results of their operations for the fiscal years ended on such dates and each has been prepared on a basis consistent with prior accounting periods and in accordance with United States generally accepted accounting principles and the rules of the Public Company Accounting Oversight Board consistently applied. The Audited Financial Statements present fairly the financial position, results of operations and changes in financial position of the corporate Sellers as of the dates and for the periods indicated.

The corporate Sellers have no material liability or obligation of any nature (absolute, contingent or otherwise) which is not fully reflected or reserved against in the Audited Financial Statements, except for liability reserves or obligations incurred since the date of the Audited Financial Statements (i) in the ordinary course of business and consistent with past practice and not in excess of $25,000 in the aggregate or $5,000 individually or (ii) specifically set forth in Schedule 2.7.

2.8           Absence or Certain Changes or Events

Except as specifically set forth in Schedule 2.8, the Audited Financial Statements or as specifically contemplated by this Agreement, since September 30, 2008, none of the corporate Sellers nor any of their officers or directors in their representative capacity on behalf of any of the corporate Sellers have:

(a)           taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

(b)           forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by the Stockholder or any officer, director or employee of LeDi Electronic, Hero Horse or Bestron);

(c)           suffered any material adverse change in its working capital, assets, liabilities (absolute, accrued, contingent or otherwise), earnings or reserves or in its financial condition, business, business prospects or operations;

(d)           borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), or incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which exceed in the aggregate $25,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), except liabilities and obligations reflected in the balance sheet contained within the Audited Financial Statements (the “2008 Balance Sheet”) or incurred since the date of the 2008 Balance Sheet in the ordinary course of business and consistent with past practice which do not exceed $25,000 in the aggregate, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(e)           permitted or allowed any of its material property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except for (i) assessments for current taxes not yet due and payable, (ii) landlord's liens for rental payments and other lease-related performance incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

(f)           written down the value of any material inventory (including write-downs by reason of shrinkage or markdown) or written off as uncollectible any material notes or accounts receivable;

(g)           sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(h)           disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or trade secrets of LeDi Electronic;

(i)           made any capital expenditure or commitment to make a capital expenditure for additions to property, plant, equipment or intangible capital assets in excess of $50,000.00;

(j)           made any change in any method of accounting or accounting practice;

(k)           issued any capital stock or other securities or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or acquired, directly or indirectly, any shares of capital stock or other securities of LeDi Electronic, or otherwise permitted the material withdrawal by any of the holders of capital stock of LeDi Electronic of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

(l)           paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible), with the exception of travel or other employment related advances, to, or entered into any agreement or arrangement with, any of the holders of capital stock of LeDi Electronic, or any affiliate of such holder or any of its officers or directors, except for compensation paid to officers at rates not exceeding the rate of compensation as of January 1, 2009;

(m)           entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of LeDi Electronic or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of LeDi Electronic, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person other than in the ordinary course of business and consistent with past practice; or

(n)           received notice of, or otherwise obtained actual knowledge of:  (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against LeDi Electronic before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any valid basis for any material claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty materially adverse to LeDi Electronic before or by any Person, which if true would have a Material Adverse Effect on LeDi Electronic; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which LeDi Electronic is a party which relate directly to the transactions contemplated herein or which would otherwise have a Material  Adverse Effect upon the business, business prospects, assets or financial condition of LeDi Electronic.

2.9           Taxes

The Sellers have (a) duly and timely filed, with the PRC and other appropriate governmental agencies (domestic and foreign) all tax returns, information returns and reports for all Taxes (as defined below) required to have been filed with respect to each Seller and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports. “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, severance, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the Chinese government, the Samoan government, the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments. Furthermore, except as described in Schedule 2.9, (i) the reserves and provisions for Taxes reflected in the 2008 Balance Sheet are adequate; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against any of the Sellers and no audit or investigation by governmental authorities is under way with respect to Taxes, interest or other governmental charges; (iii) no state of facts exists or has existed which would constitute a reasonable basis for the assessment against any of the Sellers of any additional tax liability with respect to any period for which tax returns have been filed; and (iv) none of the Sellers has filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations.

2.10           Property

The Sellers, as of the date hereof, shall have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the 2008 Balance Sheet or acquired after the 2008 Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the 2008 Balance Sheet Date in the ordinary course of business) (the “Real Property and Personal Property”, respectively), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the 2008 Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Company. The property and equipment of LeDi Electronic that is used in the operations of its businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of LeDi Electronic are reflected in the 2008 Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.10 identifies each parcel of real property owned or leased by each of the corporate Sellers. Neither the whole nor any portion of any assets or property of the Sellers are subject to any currently outstanding governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, has any such condemnation, expropriation or taking been proposed.

2.11           Contracts

Schedule 2.11 contains a complete and accurate list of all material contracts, oral or written, to which LeDi Electronic is a party or by which LeDi Electronic is bound, including, without limitation, security agreements, conditional sales agreements, instruments relating to the borrowing of money, and broker or distributorship agreements; provided, however, that Schedule 2.11 does not include: (a) purchase orders received by LeDi Electronic in the ordinary course of its business from its customers; (b) purchase orders issued by LeDi Electronic in the ordinary course of its business to its suppliers and subcontractors involving less than $50,000 in the aggregate; or (c) other contracts cancelable within 30 days without penalty or involving less than $5,000 individually and $15,000 in the aggregate.  Except as set forth in Schedule 2.11, all material contracts are valid, binding and enforceable in accordance with their terms against each party thereto, are in full force and effect, LeDi Electronic has performed all material obligations imposed upon it thereunder, and to the actual knowledge of the Sellers, neither LeDi Electronic nor any other party thereto is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a material default thereunder. True and complete copies of each such contracts have been heretofore delivered to Purchaser.

2.12           Customers and Suppliers

Schedule 2.12 sets forth: (a) a list of the customers of LeDi Electronic accounting for 5% or more of LeDi Electronic 's sales during fiscal year 2008 showing the approximate total sales by LeDi Electronic to each such customer during the fiscal year last ended and (b) a current list of the suppliers of LeDi Electronic from whom LeDi Electronic has purchased more than 5% of the goods purchased by LeDi Electronic in fiscal  year 2008. LeDi Electronic has no reasonable basis to expect any material modification to its relationship with any customer or supplier named in Schedule 2.12.  Except as set forth in Schedule 2.12, LeDi Electronic has not had any customer who accounted, directly or indirectly, for more than 5% of its sales during fiscal years 2008 and 2007, and LeDi Electronic has no supplier from whom it has purchased more than 5% of the goods or services which it purchased during fiscal years 2008 and 2007. LeDi Electronic is not bound by, any contract which prohibits the use or publication by LeDi Electronic of the name of any party to such contract and LeDi Electronic is not a party to or bound by, any contract which prohibits or in any way restricts LeDi Electronic from freely providing services to any other customer of LeDi Electronic or any potential customer of LeDi Electronic.  Except as set forth in Schedule 2.12, none of LeDi Electronic's customers has canceled or substantially reduced or, to the knowledge of LeDi Electronic, is currently attempting or threatening to cancel a contract of more than $50,000 or materially reduce utilization of the services provided by LeDi Electronic. Schedule 2.12 sets forth all of LeDi Electronic's material vendor authorizations and vendor relationships.

2.13           Orders, Commitments and Returns

Schedule 2.13 lists all of LeDi Electronic backlog orders which are in excess of $50,000. There were no outstanding claims against LeDi Electronic as of the date hereof to return merchandise or credits against licensing fees with an aggregate value in excess of $50,000 by reason of alleged over shipments, defective merchandise, missed delivery dates, warranty claims, incorrect quantities or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

2.14           Litigation; Claims and Legal Proceedings

To the actual knowledge of the Sellers, none of the Sellers is a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, against or affecting any of the Sellers, its management or its properties. Each of the Sellers has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to it except that any material breach of the same will not have a Material Adverse Effect on LeDi Electronic.

Except as set forth in Schedule 2.14 and to the actual knowledge of the Sellers, there are no material claims, actions, suits, arbitrations or proceedings pending or involving or threatened against, or investigations involving any of the Sellers before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. There is no valid basis for any material claim, action, suit, arbitration, proceeding or investigation (other than as noted in Schedule 2.14) adverse to the business, business prospects, assets, operations or condition (financial or other) of any of the Sellers before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which any of the Sellers is a party which involve the transactions contemplated herein or which would have a Material Adverse Effect.

2.15           Labor Matters

There are no material disputes, employee grievances or disciplinary actions pending or to the knowledge of LeDi Electronic threatened or involving LeDi Electronic or any of its present or former employees which would have a Material Adverse Effect. LeDi Electronic has, to its knowledge, substantially complied with all provisions of all applicable law relating to employment and employment practices, terms and conditions of employment, workers compensation, wages and hours, where the failure to comply with which would have a Material Adverse Effect upon the business, business prospects, assets, operations or condition (financial or other) of LeDi Electronic. LeDi Electronic is not engaged in any unfair labor practice and has no liability for any arrears of wages or penalties for failure to comply with any such provisions of law where such liability or failure would have a Material Adverse Effect. There is no labor strike, dispute, slowdown or stoppage pending or affecting LeDi Electronic, and LeDi Electronic has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement is binding on LeDi Electronic. LeDi Electronic has no knowledge of any organizational efforts presently being made on behalf of any labor union with respect to employees of LeDi Electronic, and LeDi Electronic has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

2.16           Employee Benefit Plans

Except as set forth in Schedule 2.16, LeDi Electronic has no bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option or any other employee benefit plan, employee fringe benefit plan, arrangement or practice with regard to present or former employees as to which LeDi Electronic has any liability (“Employee Benefit Plan”).

2.17           Intellectual Property.

Except as set forth on Schedule 2.17, LeDi Electronic owns, and has all licenses to use or otherwise possess legally enforceable and unencumbered rights to use, any patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, trade secrets, computer software programs, and tangible or intangible proprietary information or material that are used in the business of LeDi Electronic, the failure to possess of any of the foregoing would have a Material Adverse Effect on LeDi Electronic. LeDi Electronic has a license from the PRC to import scrap copper for recycling.

2.18           Accounts Receivable

All accounts receivable of LeDi Electronic reflected in the Audited Financial Statements, or existing at the Closing, represent sales actually made in the ordinary course of business, as recognized in accordance with United States generally accepted accounting principals.  Except as described in Schedule 2.18 and in the Audited Financial Statements, LeDi Electronic has no reason to believe that any such account receivable is not or shall not, be collected in the amounts shown. LeDi Electronic's bad debt reserves and sales return allowances as reflected in the Audited Financial Statements are adequate based on LeDi Electronic 's bad debts and sales returns experience to date.

2.19           Restrictions on Business Activities.

Each of the Sellers has obtained, as of the date hereof, each governmental consent, license, permit, grant, or other authorization of a governmental authority (i) pursuant to which each of the Sellers currently operates or holds any interest in any of its properties or (ii) that is required for the operation of any of the Sellers’ business or the holding of any such interest ((i) and (ii) herein collectively called ‘‘Company Authorizations’’), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where the failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on any of the Sellers.

2.20           Corporate Books and Records

Each of the corporate Sellers has furnished to Purchaser or its representatives for their examination true and complete copies of its (a) applicable organizational documents including all amendments thereto, (b) minute books, and (c) stock register books.

2.21           Foreign Corrupt Practices Act.

None of the Sellers, nor any director, officer, key employee, or other person associated with or acting on behalf of either, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any governmental authority from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other similar payment in connection with the operations of any of the Sellers except which was legally done in the jurisdiction in which any such payments were made. To the actual knowledge of the Sellers, none of the Sellers, nor any director, officer, key employee, or other person associated with or acting on behalf of either has committed any acts or omissions which would constitute a material breach of relevant PRC, United States or Samoan criminal laws, including but not limited to corruption laws, which would have a Material Adverse Effect on LeDi Electronic.

2.22           Applicable Laws

Each of the Sellers has materially complied, and is in material compliance with, all applicable laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the Real Property and the Personal Property the failure to comply with which would, in the aggregate, have a Material Adverse Effect on the business, assets or operations of any of the Sellers, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. None of the Sellers has received any notification of any asserted present or past unremedied failure by them to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

2.23           Insurance

Schedule 2.23 lists all of LeDi Electronic policies of insurance.

2.24           Money Laundering Laws

The operations of each of the Sellers are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions in which it conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the ‘‘Money Laundering Laws’’) and no proceeding involving any of the Sellers with respect to the Money Laundering Laws is pending or, threatened.

2.25           Brokers and Finders

Each of the Sellers represents and warrants, that with the exception of Global Hunter and Baytree Capital Associates, LLC neither they nor any of them nor any director, officer, agent or employee acting on their behalf has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents.  The Stockholder shall be solely responsible for any fees payable to Global Hunter.

2.26           Government Contracts

LeDi Electronic has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that it will be, suspended or debarred from bidding on contracts or subcontracts for any agency of the PRC government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced. LeDi Electronic has not been nor is it now being audited or investigated by the PRC or any of its agencies or the United States Government.  There is no valid basis for LeDi Electronic's suspension or debarment from bidding on contracts or subcontracts for any agency of the PRC or any of its agencies or the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the PRC or any of its agencies or the United States government or the inspector general of any agency of the United States government. LeDi Electronic has never had a contract or subcontract terminated for default, nor has it ever been determined to be non-responsible, by any agency of the PRC or the United States government.  LeDi Electronic has no outstanding agreements, contracts or commitments which require it to obtain or maintain a government security clearance.

2.27           Domain Names

Schedule 2.7 sets forth all Internet domain names registered to LeDi Electronic, whether or not such domain names are currently in use. LeDi Electronic has no knowledge of any third party regarding ownership of any such domain names or the alleged infringement of any rights of any such parties by LeDi Electronic’s ownership of such domain names.

2.28           Web Sites

The information contained on LeDi Electronic’s Web sites regarding LeDi Electronic, its employees, business and products is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading.

2.29           Environmental Issues

LeDi Electronic is in compliance in all material respects with applicable PRC and local laws, statutes, regulations, orders, directives and decisions rendered by any legislature, department, administrative or regulatory agency (collectively, “Environmental Laws”) relating to the protection of the environment, occupational health and safety or the use, storage, disposal, transport, handling, remediation or corrective action of any pollutants, contaminants, chemicals, deleterious substances or industrial, toxic or hazardous wastes or substances (“Hazardous Substances”).

2.30           Board Approval.

 The Boards of Directors of each of the corporate Sellers have approved this Agreement.

2.31           Insider Interests

Except as set forth in Schedule 2.31 neither the Stockholder nor any officer of any of the corporate Sellers has any interest (other than as a stockholder of LeDi Electronic) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of LeDi Electronic, including, without limitation, inventions, patents, trademarks or trade names, (b) in any agreement, contract, arrangement or obligation relating to LeDi Electronic, its present or prospective business or its operations, or (c) has loaned to or borrowed from, any money from any of the Sellers.

2.32           Investment Representations

The Stockholder represents on his own behalf:

(a)           Investment. The Stockholder shall receive the Consideration Shares with no intention of distributing or reselling the Consideration Shares or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to the Stockholder's rights at all times to sell or otherwise dispose of all or any part of the Consideration Shares under an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or under an exemption from such registration requirements available under the Securities Act and applicable state securities laws.

(b)           Exempt Transaction. The Stockholder understands that the Consideration Shares received or to be received by the Stockholder pursuant to this Agreement have not been registered under the Securities Act by reason of its sale in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the Stockholder will have to hold the Consideration Shares and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

(c)           Experience. The Stockholder acknowledges that the Stockholder and the Stockholder's representatives are experienced in, and capable of, evaluating the financial condition and prospects of corporations like Purchaser. The Stockholder has had access to the records of Purchaser and has had the opportunity to ask questions concerning Purchaser and an investment in the Consideration Shares.

(d)           No Intention to Dispose of Stock.  The Stockholder has no current plan or intention, or is under any binding commitment or contract, to sell, exchange or otherwise dispose of the Consideration Shares received hereunder.

2.33           Full Disclosure

No information furnished by the Sellers to Purchaser in this Agreement (including, but not limited to, the Financial Statements, all information in the Schedules and the other Exhibits hereto and Operative Documents) is false or misleading in any material respect in light of the circumstances pursuant to which such information was provided. The Sellers have not made any untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, all Schedules and Exhibits hereto, or in or pursuant to the Operative Documents, or in or pursuant to closing certificates executed or delivered by the Sellers, in light of the circumstances in which they were made, not materially misleading.

ARTICLE III- REPRESENTATIONS AND
WARRANTIES OF PURCHASER

Except as is otherwise described in the applicable Schedules, Purchaser represents and warrants to the Stockholder, as of the date of this Agreement and as of the Closing, all as follows in this Article III:

3.1           Organization, Good Standing

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, operate and lease their properties and assets and to carry on their businesses as now conducted.

3.2           Authority

Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the Operative Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which Purchaser is a party will be, on the Closing Date, duly executed and delivered by Purchaser, and this Agreement is, and each Operative Document to which Purchaser is a party will be, on the Closing Date, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

3.3           No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance of this Agreement and the Operative Documents by Purchaser, the issuance of the Consideration Shares to the Stockholder and the consummation of the transactions contemplated hereby and by the Operative Documents will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Purchaser, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Purchaser is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of Purchaser or the Consideration Shares delivered as the Purchase Price, (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of Purchaser, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of Purchaser.  Except as set forth on Schedule 3.3, no consent, approval, order, authorization or registration qualification, designation, license, license, declarations or filing with any state of federal governmental authority or any other Person is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the issuance of the Consideration Shares as the Purchase Price or the consummation of the transactions contemplated herein.

3.4           Authorized Capital

The authorized capital stock of Purchaser consists (a) 100,000,000 shares of common stock, $0.001 par value (“Purchaser Common Stock”) and (b) 500,000 shares of preferred stock, $0.001 par value (“Purchaser Preferred Stock”).

As of the date hereof, there are: (a) no shares of Purchaser Preferred Stock issued and outstanding, (b) 21,913,538 shares of Purchaser Common Stock issued and outstanding, and (c) warrants to purchase 2,000,000 shares of Purchaser Common Stock at such exercise prices as specified in Schedule 3.4 (the “Existing Warrants”).  The pre-closing and post-closing capitalization tables of Purchaser shall be as shown on the Purchase Price Schedule/

Except as set on Schedule 3.4, hereof, there are no additional outstanding subscriptions, options, including by way of employee or similar options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Purchaser Preferred Stock or Purchaser Common stock or obligating Purchaser to grant, extend or enter into any agreement or commitment except for as otherwise herein.

3.5           Legal Proceedings

There are no claims, actions, suits, arbitrations, proceedings or investigations involving, pending or, to the knowledge of Purchaser, threatened against Purchaser before or by any court or governmental, regulatory, quasi-governmental agency or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person, and, to the knowledge of Purchaser, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation.  There are not outstanding or unsatisfied judgments, orders, decrees or stipulations to which Purchaser is a party which involved the transactions contemplated herein or which would have a material adverse effect on Purchaser.

3.6           SEC Filings

Purchaser has filed with the Securities and Exchange Commission true and complete copies of the Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the three months ended March 31, 2009 and all forms, reports, schedules, statements and other documents required to be filed by Purchaser under the Securities Act, or the Securities Exchange Act (the " Purchaser SEC Documents"). The Purchaser SEC documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act, and the Securities Act, as the case may be, and the applicable rules and regulations promulgated thereunder. The Purchaser SEC Documents accurately reflect the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then-ended.

3.7           Brokers and Finders

Neither Purchaser, nor any director, officer, agent or employee acting on behalf of Purchaser, has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents other than Baytree Capital Associates, LLC.  The compensation of Baytree Capital Associates, LLC shall be in accordance with the terms contained in the letter of intent between the parties.

3.8           Duly Authorized

As of the Closing, the issuance of the Purchaser Series A Preferred Stock to the Stockholder and the Purchaser common stock issuable upon the conversion of the Purchaser Series A Preferred Stock, will be duly authorized and, when issued in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable.

3.9           Licenses, Permits, Authorizations, Etc.

Purchaser has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect on Purchaser’s business, business prospects, assets, operations or condition (financial or other). Purchaser has not received any notification of any failure by it to have obtained any of such governmental approvals, authorizations, consents, licenses, orders, registrations or permits.

3.10           Series A Preferred Stock

Purchaser’s Board of Directors has duly designated a series of Purchaser Preferred Stock known as “Series A Convertible Preferred Stock”.  The Certificate of Designation for the Purchaser Series A Convertible Preferred Stock is in the form attached hereto as Schedule 3.10.

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS
OF PURCHASER

The obligations of Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which condition may be expressly waived in writing by Purchaser.

4.1           Accuracy of Representations and Warranties

The representations and warranties of the Sellers contained herein (including applicable Exhibits or Schedules) and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

4.2           Performance of Agreement

The Sellers shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

4.3           Opinion of Counsel

Purchaser shall have received an opinion of PRC counsel for LeDi  Electronic and Samoan counsel for Hero Horse, in the forms set forth in Exhibit 4.3, with such customary changes and modifications as the Sellers shall reasonably request in light of the nature of the transactions contemplated hereby.

4.4           Consents to Transaction

Purchaser shall have received written consents from each of the parties (other than the Sellers) to those agreements, leases, notes or other documents identified in Schedule 2.6 as requiring such consents, which consents shall in all respects be satisfactory to Purchaser in its sole and absolute discretion.

4.5           Officers' Certificate

Each of the corporate Sellers shall have delivered to Purchaser a certificate of its President, dated the Closing Date, stating that the representations and warranties of the corporate Sellers contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

4.6           Stockholder’s Certificates

The Stockholder shall have delivered to Purchaser a certificate, dated the Closing Date, stating that the representations and warranties of the Stockholder contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

4.7           Due Diligence

Purchaser shall have completed its due diligence review to its satisfaction, and its investigations shall not have revealed any facts or circumstances which, in their sole and absolute judgment, reflect in a material adverse way on the business, business prospects, assets, operations or condition (financial or other) of any of the Sellers.

4.8           Material Change

From September 30, 2008 to the Closing Date, none of the Seller shall have suffered any Material Adverse Effect.

4.9           Registration Rights Agreement

Purchaser, the Sellers and the Investors, have agreed upon definitive terms with respect to the Registration Rights Agreement in the form set forth in Exhibit 4.9.

4.10           Board of Directors Nominees

Stockholder shall have nominated at least three (3) individuals, reasonably acceptable to Baytree Capital Associates, LLC, including such number of independent directors as required by NASDAQ’s rules, to join the Board of Directors of Purchaser and Baytree Capital Associates, LLC shall have nominated one (1) individual reasonable acceptable to Sellers to join the Board of Directors of Purchaser.

4.11           Good Standing Certificates

The corporate Sellers shall have each delivered to Purchaser a certificate of status dated as of no earlier than ten (10) days preceding the Closing Date, duly issued by the appropriate governmental authority, stating that such corporate Seller is in good standing.

4.12           Authorization for Reverse Stock Split

The Purchaser shall have obtained consent from its majority stockholder to authorize a reverse stock split of the Purchaser’s common and preferred stock in a ratio of up to1-for-5 and to increase the number of shares of common stock authorized to 150,000,000 shares.

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE STOCKHOLDER

The obligations of the Stockholder to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by the Sellers.

5.1           Accuracy of Representations and Warranties

The representations and warranties of Purchaser contained herein and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

5.2           Performance of Agreement

Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

5.3           Private Placement

 The Private Placement shall have been completed in an amount of not less than Five Million ($5,000,000.00) Dollars.

5.4           Officer’s Certificate

Purchaser shall have delivered to the Stockholder a certificate, dated the Closing Date, stating that the representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

5.5           Opinion of Counsel

The Stockholder shall have received an opinion of counsel to Purchaser, in the form set forth in Exhibit 5.5 with such customary changes and modifications as Purchaser shall reasonably request in light of the nature of the transactions contemplated hereby.

5.6           Resignations

The Stockholder shall have received resignations effective as of the Closing of all of the directors and officers of Purchaser.

5.7           Series A Preferred Stock

Purchaser shall have duly filed with the Nevada Secretary of State the Certificate of Designation for the Series A Preferred Stock in the form attached as Exhibit 5.7.

5.8           Good Standing Certificate

Purchaser shall have delivered to the Sellers a certificate of status dated as of no earlier than ten (10) days preceding the Closing Date, duly issued by the Nevada Secretary of State stating that Purchaser is in good standing.

5.9           Name Change

The name of Purchaser shall be changed to Ledi Technology, Inc., and the Purchaser shall have been issued a new trading symbol by FINRA

ARTICLE VI - CONDITIONS PRECEDENT TO
OBLIGATIONS OF ALL PARTIES

The obligations of all parties to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by Purchaser and the Sellers.

6.1           Legal Proceedings

No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

6.2           Approvals and Consents

Except as set forth in Schedule 6.2, all transfers of permits or licenses, all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Sellers, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

6.3           Completion of Schedules and Exhibits

Each of the Schedules and Exhibits to this Agreement have been completed to the reasonable satisfaction of each of the parties hereto.

ARTICLE VII - COVENANTS

7.1           Conduct of Business by the Sellers Pending the Closing

A.  Prior to the Closing, unless Purchaser shall otherwise agree or as otherwise contemplated by this Agreement:

(a)           The corporate Sellers shall conduct their business only in the ordinary course and shall not materially change its operations;

(b)           The corporate Sellers shall not (i) amend their organizational documents or (ii) split, combine, reclassify, redeem, purchase or otherwise acquire its outstanding capital stock or declare, set aside or pay any dividend payable in cash, stock or property;

(c)           None of the corporate Sellers shall (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other assets other than in the ordinary course of business, (iii) incur a material amount of additional indebtedness or any other material liabilities or enter into any other material transaction, (iv) take any other of the actions listed in Section 2.8 hereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(d)           LeDi Electronic shall use its commercially reasonable efforts to preserve its business organization and distribution network, to keep available the services of its present officers and key employees, to preserve the good will of those having business relationships with it and to continue its existing relationships with its lenders, suppliers, customers and key employees; and

(e)           The Sellers shall promptly notify Purchaser of any material adverse change in the assets, properties, business, results of operations, properties or financial condition of LeDi Electronic.

B. Prior to the Closing, unless the Stockholder shall otherwise agree or as otherwise contemplated by this Agreement:

(a)           Purchaser shall not (i) amend its Certificate of Incorporation or By-Laws or (ii) split, combine, reclassify, redeem, purchase or otherwise acquire its outstanding capital stock or, except as set forth herein, declare, set aside or pay any dividend payable in cash, stock or property;

(b)           Except as provided for herein, Purchaser shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other assets other than in the ordinary course of business, (iii) incur a material amount of additional indebtedness or any other material liabilities or enter into any other material transaction, (iv) take any other of the actions listed in Section 2.8 hereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; and

(c)           Purchaser shall promptly notify the Stockholder of any Material Adverse Effect.

7.2           Access and Information

Subject to Purchaser’s compliance with Section 7.7 hereof, the Sellers shall afford Purchaser and its respective accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Closing to all of the corporate Seller’s properties, books, contracts, commitments and records (including, but not limited to, tax returns), and, during such period, the Sellers shall furnish promptly to Purchaser all information concerning their business, properties and personnel as Purchaser may reasonably request; provided, however, that no investigation pursuant to this Section 7.2 shall affect any representations or warranties made herein or the conditions to the obligations of Purchaser to consummate this Agreement.  Subject to their compliance with Section 7.7 hereof, the Sellers shall also be permitted to conduct such investigation of Purchaser as is reasonable and necessary to evaluate the financial condition and prospects of, and the risk of investment in, the Purchaser Preferred Stock.

7.3           Advice of Claims

From the date of this Agreement to and including the Closing Date, each party hereto shall promptly advise all other parties hereto in writing of the commencement or threat of any claims, litigation or proceedings against or affecting any party hereto, of which such party has knowledge.

7.4           Cooperation

Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use its commercially reasonable efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof.  No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement or any of the Operative Documents untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

7.5           No Offers

Unless this Agreement terminates pursuant to Article IX hereof, none the Sellers shall, directly or indirectly, take (nor allow its officers, directors, employees, investment bankers, attorneys, accountants or other agents or affiliates to take) any action to encourage, solicit, initiate or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a proposal to acquire, directly or indirectly, any of the capital stock of any of the corporate Sellers or substantially all the assets of any of the corporate Sellers or the business of LeDi Electronic, and the Sellers shall immediately cease any current negotiations.

7.6           Confidentiality

In connection with the transactions contemplated herein, Purchaser and the Sellers are furnishing each other with certain information, which is either nonpublic, confidential or proprietary in nature.  All such information furnished by one party to the other or its representatives is hereinafter referred to as the “Confidential Information”.  As used in this Agreement, the “representatives” of any party shall mean such party's officers, employees, agents or other representatives, including, without limitation, attorneys, accountants, consultants and financial advisors. In consideration of each party's being furnished with the Confidential Information of the other, each party agrees that:

(a)           The Confidential Information will be kept confidential and except as required by law will not, without the prior written consent of the party supplying the information, be disclosed by the receiving party or its representatives in any manner whatsoever, in whole or in part, and will not be used by the receiving party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the transactions contemplated herein; provided, however, that upon the execution of this Agreement by Purchaser and the Sellers, Purchaser vand its representatives will be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the transactions contemplated herein.  Each party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the party supplying such information of the confidential nature of the Confidential Information and who are directed by such party to comply with the terms of this Agreement. Each party will be responsible for any material breach of this Agreement by its representatives.

(b)           Without the prior written consent of the other parties to this Agreement, no party or any of its representatives will disclose to any other person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the transactions contemplated herein, including the status thereof, except as required by law or permitted under the terms of this Agreement.

(c)           In the event the parties do not proceed with the transactions contemplated herein, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof.  Analyses, notes, studies or other documents prepared by any party or its representatives for the purpose of assisting it in connection with the transactions contemplated herein will be held by the receiving party and kept confidential and subject to the terms of this Agreement or, at the election of the other party, destroyed.

(d)           This Section 7.7 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving party or its representatives which is not required by law; (ii) become available to the receiving party from a source with no obligation of confidentiality to the other party; (iii) describe technology independently developed by the receiving party; or (iv) were known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the supplying party or one of its representatives.

(e)           In the event that a receiving party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil or criminal investigative demand or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving party will provide the supplying party with prompt written notice so that the supplying party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying party waives compliance with the provisions of this Agreement, the receiving party will furnish only that portion of the Confidential Information which is legally required, and will exercise good faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(f)           Each party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c) or (e) of this Section 7.7. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.7 by any party or its representatives but shall be in addition to all other remedies available at law or equity.

(g)           It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege under this Section 7.7 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of such any right, power or privilege hereunder.

7.7           Certain Provisions Related to Consents

The Sellers shall use commercially reasonable efforts prior to and after the Closing to obtain all consents that are required in connection with the transactions contemplated by this Agreement and the other Operative Documents. The Sellers shall not obtain any consent that will affect any of the Sellers to their economic detriment. The Sellers shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information; provided, however, that the Sellers shall not be required to incur any liability or obligation in connection therewith, other than for the underlying matter for which such consent was obtained as in effect immediately prior to such consent.

7.8           Further Acts

After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any Operative Document, to maintain for Purchaser full title to all properties, assets and rights of the Sellers and to effect the transfer of the Hero Horse Stock to Purchaser, to effect the issuance of the Consideration Shares to the Stockholder, to effectuate the Private Placement and to consummate any other transaction contemplated herein.

7.9           Notice of Certain Events.

The Sellers shall promptly notify Purchaser of:

(a)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Operative Document;

(b)  any notice or other communication from any governmental or regulatory authority  in connection with the transactions contemplated by this Agreement or any other Operative Document; and

(c)  any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Sellers if pending on the date of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement or any other Operative Document.

7.10           SEC Compliance.

Following the Closing Date, at all times Purchaser shall continue to comply with all of the provisions applicable to it of the Exchange Act, unless and until Purchaser has sold all or substantially all of its assets in a transaction requiring the approval of its stockholders or merged with and into another issuer.

7.11           Corporate Governance.

Following the Closing Date, Purchaser, at all times, shall comply with the corporate governance requirements set forth by NASDAQ for companies seeking initial listing on the NASDAQ Capital Market, as set forth in the May 2009 NASDAQ Stock Market Corporate Governance Certification Form, as such form may be amended from time to time.

7.12           Investor Relations, Corporate Counsel and Independent Auditor

The parties agree that Baytree Capital Associates, LLC shall work together in good faith with Stockholder to find candidates for the auditor and Chief Financial Officer positions that are reasonably acceptable to them but that Stockholder shall have final right of refusal.  Without prejudice to foregoing, the right of Baytree Capital Associates, LLC to be involved in this selection process shall cease, upon the request (of) the Purchaser, on the earlier of (i) two (2) years from the closing of the private placement or (ii) when the aggregate number of shares of common stock owned by Baytree Capital Associates, LLC, its nominees and the investors in the private placement fall below 15% of the outstanding shares in the Purchaser.

The parties further agree that Sichenzia Ross Friedman Ference LLP (“SRFF”), counsel to LeDi Electronic, Bestron, Hero Horse and Stockholder, will, subject to Stockholder’s approval, continue as counsel for Bay Acquisition Corp. upon consummation of this agreement.  However, in the event that SRFF be discharged by Stockholder or ceases to be counsel for Bay Acquisition Corp. for any reason whatsoever, Baytree Capital Associates, LLC shall work together in good faith with Stockholder to find a suitable replacement counsel provided always that the right of Baytree Capital Associates, LLC  to be involved in this selection process shall cease, upon the request of the Purchaser, on the earlier of (i) two (2) years from the closing of the private placement or (ii) when the aggregate number of shares of common stock owned by Baytree Capital Associates, LLC, its nominees and the investors in the private placement fall below 15% of the outstanding shares in the Purchaser.

7.13           Registration of Investor Shares and Warrants.

Pursuant to the terms of the Registration Rights Agreement, the Sellers hereby agrees that no later than thirty (30) days following the Closing (the ‘‘Filing Date’’), Purchaser shall prepare and file with the SEC a ‘‘resale’’ registration statement (the ‘‘Registration Statement’’), providing for the resale of all of the Investor Stock, the shares of Purchaser common stock underlying the Investor Warrants and the shares of Purchaser common stock underlying the Existing Warrants for an offering to be made on a continuous basis pursuant to Rule 415, subject to the terms and conditions of the Registration Rights Agreement. Purchaser shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event prior to the earlier of (a) the one hundred twentieth (120th) day following the Filing Date or (b) the date which is within three (3) Business Days after the date on which the SEC informs Purchaser the SEC will not review the Registration Statement provided always that Purchaser shall not be liable for any delay as a result of SEC issuing a comment under Rule 415 to reduce the number of Investor Stock being registered or requiring any investor to be identified in the Form S-1 as being an “underwriter”.

7.14           Form 8-K

At least five (5) days prior to Closing, the Sellers and Purchaser shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by LeDi Electronic and its independent auditor, and such other information that may be required to be disclosed with respect to the transaction completed herein (the ‘‘Super Form 8-K’’), which shall be in a form reasonably acceptable to all parties. Within four (4) business days following the Closing, Purchaser shall file the Super Form 8-K with the SEC.

7.15           Translation of LeDi Electronic’s Web Site

Within twenty (20) days following the Closing, LeDi’s Web site shall contain a version of the contents of the Web site translated into English.

7.16           Reverse Stock Split.

Subsequent to the Closing, Purchaser and Baytree Capital Associates, LLC, in consultation with NASDAQ, shall jointly agree upon a ratio for a reverse stock split of Purchaser’s common stock sufficient for Purchaser to meet the listing requirements for the NASDAQ Capital Market (the “Reverse Stock Split”).  Any reverse stock split conducted by the Purchaser shall be proportionately applied to both the Purchaser’s common stock and any series of the Purchaser’s preferred stock then issued and outstanding, in such a way as to preserve the pre-split pro rata ownership of Purchaser of both classes of stock.

7.17           Transfer of Excluded Assets/Distribution of Subsidiary.

Notwithstanding anything to the contrary contained herein, on or before the Closing, certain assets of Purchaser, as set forth in Schedule 7.17 herein (the “Excluded Assets”) shall be transferred to Purchaser’s Security Protection, Inc., a wholly-owned subsidiary of Purchaser, which subsidiary shall, prior to the Closing, be distributed to those pre-closing stockholders of Purchaser entitled to receive such shares.

ARTICLE VIII -
DOCUMENTS DELIVERED AT CLOSING

8.1           Documents at Closing

At the Closing, the following documents shall be delivered:

(a) The Sellers shall deliver, or shall cause to be delivered, to Purchaser the following:

(i) a certificate executed by the President and Secretary of each of the corporate Sellers and by the Stockholder to the effect that all representations and warranties made by the Sellers under this Agreement are true and correct as of the Closing, the same as though originally given to Purchaser on said date;

(ii) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(iii) certified copies of resolutions adopted by the directors of the corporate Sellers authorizing this transaction;

(iv)  the opinions of counsel set forth in Exhibit 4.3; and

(v) all other items, the delivery of which is a condition precedent to the obligations of Purchaser as set forth herein.

(b) Purchaser will deliver or cause to be delivered to the Sellers:

(i)  stock certificates representing the shares of Purchaser Series A Preferred Stock to be issued to the Stockholder as the Purchase Price;

(ii)  a certificate of the President of Purchaser, to the effect that all representations and warranties of Purchaser made under this Agreement are true and correct as of the Closing, the same as though originally given to the Sellers on said date;

(iii)  certified copies of resolutions adopted by Purchaser’s board of directors authorizing the transaction contemplated hereunder and all related matters described herein;

(iv)  certificate from the jurisdiction of incorporation of Purchaser dated at or about the Closing Date that Purchaser is in good standing under the laws of said state;

(v)  such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(vi) the opinion of counsel set forth in Exhibit 5.5; and

(vii)  resignations of the officers and directors of Purchaser.

ARTICLE IX - TERMINATION

This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual consent of the Stockholder and Purchaser;

(b)           by either the Stockholder or Purchaser if the other parties shall have substantially and materially breached their agreements hereunder; provided, however, that the Sellers may not terminate this Agreement for a breach by any other of the Sellers.  Furthermore, this Agreement shall not be terminated (nor shall any other action be taken) for any breach hereunder, unless the party seeking termination shall have provided to all other parties written notice describing the breach with sufficient specificity to permit cure thereof and the other parties shall have a reasonable opportunity (of not less than 30 days) to cure such breach.  In the event of such cure, the cured breach shall be deemed a nullity and no action of any nature arising out of such nullified breach, against the breaching party shall be permitted;

(c)           by Purchaser in the event that its due diligence review reveals any facts or circumstances which, in their sole and absolute judgment, reflect in a material adverse way on the business, business prospects, assets, operations or condition (financial or other) of any of the Sellers, or in the event that the placement agent for the Private Placement notifies Purchaser of similar results of its due diligence review; or

(d)           by the Stockholder in the event that his due diligence review reveals any facts or circumstances which reflects in a material adverse way  any material deficiencies in Purchaser’s ‘34 Act reporting which would result in Purchaser being unable to maintain the quotation of its common stock on the OTCBB, or

(e)           by either the Stockholder or Purchaser if the Closing has not occurred by September 31, 2009; provided that the party electing to terminate has used its best efforts to consummate the Closing prior to September 31, 2009.

In the event of any termination pursuant to this Article IX (other than pursuant to clause (a) above), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other parties hereto. Such termination shall not prejudice any party's right to seek remedies for another party's breach of this Agreement.  All provisions of this Agreement regarding confidentiality and non-disclosure shall survive the termination of this Agreement.

ARTICLE X - GENERAL

10.1           Expenses

Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and carrying out of this Agreement and the Operative Documents (including legal and accounting fees and expenses), provided that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

10.2           Amendment

The Sellers and Purchaser may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

10.3           Indemnification and Survival of Warranties

10.3.1                      (a) The Sellers agree to indemnify, Purchaser, its successors and assigns, and the officers, directors, affiliates, employees, controlling Persons and agents of the foregoing, and to hold each of them harmless against and in respect of any and all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by the Sellers in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by the Sellers in this Agreement or the Operative Documents.

(b)           Purchaser agrees to indemnify and to hold harmless the Stockholder and his successors, assigns heirs, and legatees against and in respect of all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by Purchaser in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by Purchaser in this Agreement or the Operative Documents.  The representations and warranties of Purchaser contained in this Agreement shall not survive the Closing.

10.3.2                      If any Person entitled to indemnification pursuant to Section 10.3.1 hereof (an “Indemnitee”) is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

10.3.3                      The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, Purchaser and the Sellers shall permit each other reasonable access, subject to the provisions of Section 7.9 hereof, to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

10.3.4                      The representations and warranties of the Sellers contained in this Agreement shall survive the Closing for a period of three (3) years from the Closing.

10.4           Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5           Headings

The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof

10.6           Applicable Law

This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of New York, as applied to contracts executed and to be fully performed in such state by citizens of such state.

10.7           Parties in Interest; Assignment

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any party hereto shall be assigned without the prior written consent of the other parties, such consent not to be unreasonably withheld. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

10.8           Notices

Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery or certified or registered mail, reputable overnight courier service, telegram or confirmed facsimile transmission, addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice, The effective date of any notice or request shall be three days from the date it is mailed by the addressor, upon delivery of the courier package if it is sent by courier, upon delivery to a telegraph company properly addressed with charges prepaid, upon confirmation of a successful facsimile transmission, or in any event upon personal delivery.

Notices to Purchaser and the Sellers shall be sent as follows:

To Purchaser:

Bay Acquisition Corp.
420 Lexington Avenue
Suite 2320
New York, NY 10170
Attention: President

with copies to:

Cyruli Shanks Hart  & Zizmor, LLP
420 Lexington Avenue
Suite 2320
New York, NY 10170
Attention: Paul Goodman, Esq.

To the Sellers:

Zhejiang Ledi Electronic Technology Co., Ltd.
No. 99, 7th Donggang Road, Donggang Industrial Park,
Quzhou City, Zhejiang, the People’s Republic of China
Attention: Mr. Max Yang

with copies to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
Attention: Richard Friedman, Esq.

10.9           Publicity

Until the Closing, the Sellers shall not make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of Purchaser.  Purchase shall have the right to issue any press release, other public disclosure, and any Form 8-K report, which Purchaser deems they are legally obligated to issue.  Any such press release, other public disclosure, and any Form 8-K report, shall be reviewed and commented on by the Sellers prior to its publication, such review and comment by the Sellers to be completed within one (1) business day and if the event no comments are provided within such one (1) business day, Sellers’ right to comment shall be deemed to be waived.

10.10                      Third Party Beneficiary.

It is the intention of the Purchaser and the Sellers that Baytree Capital Associates, LLC be deemed a third party beneficiary of the provisions contained in Sections 4.10, 7.12 and 7.16 herein, and the parties agree that Baytree Capital Associates, LLC shall have the right to enforce the terms of such provisions.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BAY ACQUISITION CORP.

By: /s/ Paul Goodman
________________________________
Title: President

HERO HORSE LIMITED

By: /s/ Max Yang
________________________________
Title: President

HONG KONG BESTRON LIMITED

By: /s/ Max Yang
________________________________
Title: President

LEDI ELECTRONIC TECHNOLOGY
  CO., LTD.

By: /s/ Max Yang
______________________________
Title: President

STOCKHOLDER:

                                                                                                 /s/ Max Yang
__________________________________
             Max Yang

Baytree Capital Associates, LLC
(solely as to Sections 4.10, 7.12 and 7.16)

By: ________________________________
Title: